EXHIBIT 99.1

RBC Life Sciences®
March 8, 2011

RBC Life Sciences Reports Sales and Earnings Growth in 2010

Irving, Texas (RBC Life Sciences: OTCBB: RBCL) - RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, today reported a 13% increase in consolidated net sales to $28.2 million for the year ended December 31, 2010, compared to net sales of $24.9 million for the same period during 2009. For 2010, the Company reported net earnings of $558,000, or $0.02 per diluted share, compared to a net loss of $335,000, or $0.02 per diluted share, during 2009.

“We significantly improved our financial performance in 2010 reporting sales growth in both our Nutritional Products segment and Medical Products segment,” said RBC Life Sciences President and CEO, Clinton H. Howard. “We were particularly pleased to report sales growth of 22% to our international licensees, which is our largest revenue channel. This growth in sales along with expense reductions affected during 2010 resulted in an $893,000 improvement in net operating results and a return to profitability in 2010.”

During 2010, net sales of Nutritional Products increased 15% to $21.6 million while net sales of Medical Products increased 6% to $6.5 million.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's Web site at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
Steve Brown
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences - Year 2010

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Years Ended December 31,
	2010	2009
Net sales	$28,157	$24,925
Gross profit	13,686	12,802
Operating profit (loss)	1,044	(160)
Earnings (loss) before income taxes	891	(324)
Provision for income taxes	333	11
Net earnings (loss)	558	(335)

Earnings (loss) per share - basic	$0.03	$(0.02)
Earnings (loss) per share - diluted	0.02	(0.02)

Weighted average shares outstanding - basic	21,999	21,921
Weighted average shares outstanding - diluted	22,436	21,921

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2010	2009
Assets
Cash and cash equivalents	$4,220	$3,972
Inventories	5,343	5,344
Other current assets	1,696	1,914
Total current assets	11,259	11,230
Other assets	7,085	7,383
Total assets	$18,344	$18,613

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$3,087	$2,729
Deferred revenue	2,490	3,669
Other current liabilities	168	156
Total current liabilities	5,745	6,554
Other liabilities	2,723	2,840
Shareholders' equity	9,876	9,219
Total liabilities and shareholders' equity	$18,344	$18,613